Exhibit 10.22

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE, dated as of November 7, 2011 (this “Amendment”), between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”), and AEGERION PHARMACEUTICALS, INC. a Delaware corporation (“Tenant”), for certain premises located in the building in Riverfront Office Park at 101 Main Street, Cambridge, Massachusetts (“Building”).

RECITALS:

A. Landlord and Tenant entered into that certain Gross (BY)-INS Office Lease dated for reference December 22, 2010 (as amended, the “Lease”), for premises currently consisting of approximately 8,741 rentable square feet (the “Original Premises”) on the 18th floor of the Building,

B. Landlord and Tenant desire to amend the Lease to provide for the expansion of the Original Premises.

C. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Defined Terms. All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.

2. Additional Space. Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, in addition to the Original Premises, for a term co-terminus with the Term of the Lease for the Original Premises, approximately 3,978 rentable square feet on the 18th floor of the Building, as approximately depicted on Exhibit A attached hereto and made a part hereof (the “Additional Space”). Effective January 1, 2012, the Premises subject to the Lease shall consist of the Original Premises as expanded to include the Additional Space, and all references in the Lease to the “Premises”, unless otherwise provided for in this Amendment, shall refer to such expanded space, which shall consist of approximately 12,719 rentable square feet.

3. Rent Schedule. Until January 1,2012, the Annual Rent and Monthly Installment of Rent for the Original Premises shall remain as per the Lease. Effective January 1,2012, Annual Rent and Monthly Installments of Rent for the entire Premises as expanded shall be payable as follows:

Period		Rentable Square Footage	Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	to
1/1/2012	12/31/2012	12,719	$44.00	$559,636.00	$46,636.33
1/1/2013	12/31/2013	12,719	$48.00	$610,512.00	$50,876.00
1/1/2014	12/31/2014	12,719	$50.00	$635,950.00	$52,995.83
1/1/2015	12/31/2015	12,719	$50.00	$635,950.00	$52,995.83

4. Rent Adjustments and Tenant’s Proportionate Share. Article 4 of the Lease remains in full force and effect. Effective as of January 1,2012, Tenant’s Proportionate Share shall be 3.8%.

5. Condition of Original Premises and Additional Space.

(a) Provided the Lease is in full force and effect and there is then no Event of Default under any of the terms and conditions of the Lease, Landlord shall pay Tenant the sum of the lesser of (a) the actual cost of the work specified below, or (b) $39,780.00 (the “Allowance”), for the improvements to the Premises desired by Tenant. The Allowance shall be paid within thirty (30) days after Landlord’s receipt of all of the following: (i) paid invoices for all work done by Tenant in the Premises; (ii) final mechanic lien waivers for all work done by Tenant in the Premises and other evidence reasonably required by Landlord that the work has been completed, paid for in full and is lien-free; and (iii) if required, a certificate of occupancy for the Premises, All construction plans and contractors must be approved by Landlord before work can commence, and all of the provisions of the Lease (including, without limitation, Article 6, Alterations, and Article 11, Insurance) shall apply to such construction. If the work is not completed and the conditions precedent to Landlord’s payment of the Allowance are not satisfied by December 31, 2012, Landlord shall have no further obligation to pay the Allowance; provided, however, that Tenant may elect, by notice to Landlord given prior to December 31, 2012, to apply the amount of any unused Allowance against Tenant’s rental obligations hereunder. The foregoing shall not affect Tenant’s continuing right to the TI Allowance under the terms of the original Lease. In addition, Landlord agrees, at its expense to separate the Additional Space form the original Premises (e.g, walls, doors, utilities, HVAC).

(b) Except as set forth in the preceding subparagraph, Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment. Tenant accepts the Original Premises and Additional Space in their “as is” condition, and acknowledges that all previous obligations of Landlord to perform any construction or make any improvements or alterations, and/or to afford any allowance to Tenant for the cost of same have been performed and satisfied in full.

6. Additional Expansion Right. Provided that there is then no Event of Default under the terms, covenants and conditions of the Lease, Tenant shall have the right to lease approximately 8,453 rentable square feet on the 18th floor of the Building, as approximately depicted on Exhibit B attached hereto and made a part hereof (the “Second Additional Space”) for occupancy on or before April 1, 2015 (the “Delivery Date”). In the event that Tenant desires to exercise its option, it shall deliver notice of such exercise to Landlord on or before May 31, 2014, failing which Landlord may lease the Second Additional Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to the Second Additional Space. In the event the prior tenant of the Second Additional Space fails to vacate the Second Additional Space in a timely manner, the Delivery Date shall be adjusted accordingly. If Tenant exercises this expansion option, effective as of the Delivery Date, the Second Additional Space shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, except as follows:

(a) Tenant’s Proportionate Share shall be recalculated, using the total square footage of the Premises, as increased by the Second Additional Space.

(b) The Second Additional Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the Second Additional Space or grant Tenant any improvement allowance thereon.

(c) The Monthly Installment of Rent for the Second Additional Space from the Delivery Date through December 31, 2015 shall be $35,220.83 ($50.00 per RSF).

(d) If requested by Landlord, Tenant shall, prior to the beginning of the term for the Second Additional Space, execute a written memorandum confirming the inclusion of the Second Additional Space.

(e) If Tenant exercises this expansion option, and subsequently exercises its extension option under Article 40 of the Lease, said extension option shall be available only with respect to the entire Premises as then constituted, including the Second Additional Space.

7. Brokers. Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment, other than Richard Barry Joyce & Partners, for Tenant, and Cushman & Wakefield, for Landlord, whose commissions, if any, shall be paid by Landlord pursuant to separate agreement, and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

8. Parking. Effective January 1,2012, the provision for “Parking” as set forth on the Reference Pages and as amended is deleted and the following provision shall be substituted in its place: “13 passes at $235.00 per space per month (see Article 39).” If Tenant exercises its option for the Second Additional Space, Article 39 shall be further amended to read “22 passes at $235.00 per space per month.”

9. Tenant’s Authority. Each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, evidencing the due authorization of Tenant to enter into this Lease. Each of the persons executing this Amendment on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that Landlord has full right and authority to enter into this Amendment, and that all persons signing on behalf of Landlord were authorized to do so by appropriate actions.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

10. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Tenant acknowledges that, as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.

11. Limitation of Landlord Liability. Redress for any claims against Landlord under the Lease and this Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part, the rents, issues and proceeds thereof. The obligations of Landlord under the Lease and this Amendment shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager, and in no case shall Landlord be liable to Tenant, or Tenant be liable to Landlord, hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP. PPP, a Maryland corporation		AEGERION PHARMACEUTICALS, INC, a Delaware corporation

By:	/s/ Robert D. Seaman	By:	/s/ Marc D. Beer
Name:	Robert D. Seaman	Name:	Marc D. Beer
Title:	Vice President	Title:	CEO

Dated:	November 15, 2011	Dated:	November 15, 2011

EXHIBIT A—ADDITIONAL SPACE

attached to and made a part of First Amendment to Lease

dated of November 7, 2011 between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

AEGERION PHARMACEUTICALS, INC. as Tenant

101 Main Street, Cambridge, Massachusetts 02142

RDS
Initials

EXHIBIT B—SECOND ADDITIONAL SPACE

attached to and made a part of First Amendment to Lease

dated of November 7, 2011 between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

AEGERION PHARMACEUTICALS, INC. as Tenant

101 Main Street, Cambridge, Massachusetts 02142

RDS
Initials